ASSET PURCHASE AGREEMENT

dated as of July 14, 2006

by and among

MOMS PHARMACY OF BROOKLYN, INC.

ALLION HEALTHCARE, INC.

ST. JUDE PHARMACY & SURGICAL SUPPLY CORP.

MILLIE CHERVIN

and

MITCHELL CHERVIN

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of July 14, 2006, is by and between MOMS PHARMACY OF BROOKLYN, INC., a New York corporation (“Buyer”), ALLION HEALTHCARE, INC., a New York corporation (“Guarantor”), ST. JUDE PHARMACY & SURGICAL SUPPLY CORP., a New York corporation (“Seller”), MILLIE CHERVIN (the “Seller’s Shareholder”) and MITCHELL CHERVIN (the “Pharmacist-in-Charge”).

Seller is a licensed New York pharmacy located at 122 St. Nicholas Avenue, Brooklyn, New York 11237 (the “Pharmacy”).

Buyer desires to purchase and Seller desires to sell, transfer and deliver to Buyer Seller’s right, title and interest in and to the Acquired Assets (as defined below), on the terms and conditions set forth in this Agreement.

Guarantor is the parent corporation of Buyer.

The parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I, whenever used herein (including the schedules hereto, unless otherwise defined therein), shall have the following meanings:

1.1  “Additional Payments” shall have the meaning set forth in Section 2.2(a)(ii) of this Agreement.

1.2  “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with another Person.

1.3  “Acquired Assets” shall mean all of Seller’s business and assets related to the HIV/AIDS Business, which shall include but be limited to: (a) all of Seller's right, title and interest in and to the customer list for its HIV/AIDS Business (the “Customer List”), as well as all other information, including without limitation names, addresses, referring physicians, documents, Prescription Files, other files and records, and goodwill, in each case to the extent related to the customers listed on the Customer List, and (b) all of the Inventory.

1.4  “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are closed or are authorized to be closed in New York, New York.

1.5  “Buyer Claimant” shall have the meaning set forth in Section 8.2 of this Agreement.

1.6  “Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

1.7  “Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

1.8  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9  “Contract” shall have the meaning set forth in Section 4.3 of this Agreement.

1.10  “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, whether written or unwritten, and whether maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) on behalf of any of the current, former or retired employees of Seller or its beneficiaries or with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any such employee or beneficiary.

1.11  “Encumbrance” shall mean any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind.

1.12  “Environment” shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

1.13  “Environmental Laws” shall mean any federal, state, local or foreign law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

1.14  “Environmental Liabilities” shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (a) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned or operated by Seller or any of its Affiliates, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by Seller or any of its Affiliates, or (iii) the violation of any Environmental Laws or (b) which arise under the Environmental Laws.

1.15  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.16  “ERISA Affiliate” shall have the meaning set forth in the definition of “Employee Benefit Plan”.

1.17  “Excluded Liabilities” shall have the meaning set forth in Section 2.1(c) of this Agreement.

1.18  “GAAP” shall mean generally accepted accounting principles.

1.19  “Hazardous Discharge” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping (including the movement of any material through or in air, soil, surface or groundwater) of Hazardous Substances, whether on, off, under or from any real property owned, operated, leased or used at any time by Seller or its predecessors.

1.20  “Hazardous Substances” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials, wastes or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Laws.

1.21  “HIV/AIDS Business” shall mean Seller’s business and assets related to Seller’s HIV/AIDS business.

1.22  “Indemnitee” and “Indemnitor” shall have the meanings set forth in Section 8.4(a) of this Agreement.

1.23  “Initial Payment” shall have the meaning set forth in Section 2.2(a)(i) of this Agreement.

1.24  “Inventory” means all items of Seller’s inventory related to the HIV/AIDS Business, provided that an item shall be considered “Inventory” only if Seller has provided to Buyer at or prior to the Inventory Date the following information for such item: (a) the proprietary and established name of the item; (b) dosage; (c) container size; (d) number of containers; (e) the item’s lot or control number(s); (f) the business name and address of all parties to each prior transaction involving the item, starting with the manufacturer; and (g) the date of each previous transaction.

1.25  “Inventory Date” shall mean a date when representative of Buyer and Seller shall jointly make a physical inspection of the Inventory, at the offices of the Seller, and determine the amount of the Inventory Payment, which date shall be no later than five (5) days following the date on which Buyer notifies Seller that Seller may no longer sell inventory related to the HIV/AIDS Business, as provided in Section 6.5(c).

1.26  “Inventory Payment” shall have the meaning given such term in Section 2.2(b) of this Agreement.

1.27  “IRS” shall mean the Internal Revenue Service.

1.28  “Licenses and Permits” shall have the meaning set forth in Section 4.12 of this Agreement.

1.29  “Losses” shall have the meaning set forth in Section 8.2 of this Agreement.

1.30  “Material Adverse Effect” shall mean any material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), business, assets, operations or prospects of Seller or the Acquired Assets.

1.31  “Payment Program” shall have the meaning set forth in Section 4.14 of this Agreement.

1.32  “Person” shall mean any natural person, corporation, professional corporation, limited or limited liability partnership, general partnership, joint venture, association, joint-stock company, limited liability company, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental unit or agency or political subdivision thereof.

1.33  “Prescription Files” shall mean all prescription files owned or used by Seller that are associated with the HIV/AIDS Business, and all customer data and information derived from customer purchases from Seller.

1.34  “Purchase Price” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.35  “Real Property” shall mean the real property and interests in real property owned or leased by Seller and the plants, buildings, structures, storage tanks, erections and improvements of all kinds made to, located on or forming a part of the real property and interests in real property (including, without limitation, all fixtures), together with all easements, rights-of-way, appurtenances and tenements to, on or otherwise beneficial to the use of such real property or interests in real property.

1.36  “Related Party” shall have the meaning set forth in Section 4.11 of this Agreement.

1.37  “Seller Claimant” shall have the meaning set forth in Section 8.3 of this Agreement.

1.38  “Taxes” (or “Tax” where the context requires) shall mean all federal, state, local, foreign or other taxes, duties, or similar charges (including, without limitation, income (whether net or gross), profits, premium, estimated, excise, sales, use, environmental (including taxes under Code Section 59A), occupancy, franchise, license, value added stamp, windfall profits, social security, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, gains, withholding, occupation, employment and payroll related and property taxes, alternative or add-on, minimum or estimated, import and export duties and other governmental charges and assessments) imposed by any taxing or governmental authority on or payable by Seller or any other party with respect to the income, operations, products, assets or properties of Seller, whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

ARTICLE II

SALE AND PURCHASE OF THE ACQUIRED ASSETS

2.1     Purchase of the Acquired Assets.

(a)  Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in, and the schedules to, this Agreement, (i) at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Acquired Assets (other than the Inventory), and (ii) on the Inventory Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Inventory as of the Inventory Date, in each case free and clear of Encumbrances of any kind, which Encumbrances, if any, shall be discharged by Seller at or prior to the Closing.

(b)  Notwithstanding anything contained in this Agreement, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or acquire from Seller, (i) any of Seller’s cash or accounts receivable, (ii) any of Seller’s equipment, agreements, furniture or fixtures, or (iii) any of Seller’s Contracts.

(c)  Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of Seller, including of Seller’s business, of any kind whatsoever (the “Excluded Liabilities”), and Seller shall pay, fulfill, perform and discharge such Excluded Liabilities when due. The Excluded Liabilities include, without limitation:

(i)  Legal, accounting, brokerage, finder’s fees, Taxes or other expenses incurred by Seller or any Affiliate, including, without limitation, in connection with this Agreement or the consummation of the transactions contemplated hereby;

(ii)  Any intercompany debt or other liability or obligation of any nature between Seller and any past or present Related Party of Seller;

(iii)  Liabilities or obligations incurred by Seller or any Affiliate of Seller after the Closing;

(iv)  Any obligation or liability relating to any litigation or any claim arising out of any dispute, the elements of which occurred prior to the Closing, or any litigation or other claim against Seller, whether or not listed on any schedule hereto and regardless of whether accruing prior to or subsequent to the Closing;

(v)  Any liability for any Taxes accrued to or incurred by Seller or any Affiliate of Seller or relating to operations, products or assets of Seller or any Affiliate of Seller or arising as a consequence of the transactions contemplated hereby;

(vi)  Any liability or costs (including, without limitation, costs of remediation) arising out of or relating to a Hazardous Discharge or the release, discharge or disposal of any solid wastes or the handling, storage, use, transportation or disposal of any of the foregoing, as these terms are defined by the Environmental Laws in, on, under or from facilities of Seller at any time prior to the Closing, regardless of whether such liability or costs arise before or after Closing and whether or not in breach of any representation or warranty under this Agreement;

(vii)  Any liability or obligation to employees, government agencies or other third parties in connection with any option plan, pension plan, other ERISA plan or other Employee Benefit Plan, and any health, dental or life insurance benefits, whether or not insured and whether or not disclosed on any schedule hereto;

(viii)  Any liability or obligation under any contract or commitment, and any liability or obligation which relates to any default in respect of such contract or other commitment or obligation of Seller;

(ix)  Any liability or obligation to employees in the nature of accrued payroll, vacation, holiday or sick pay, worker’s compensation relating to the period prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior or subsequent to the Closing;

(x)  Any trade debt, accounts payable, notes payable and bank debts; or

(xi)  Any other liability, debt or obligation of Seller or Seller’s Shareholder.

2.2     Purchase Price.

(a)  In consideration for the Acquired Assets (other than the Inventory), Buyer shall pay to Seller an amount in cash equal to Ten Million Dollars ($10,000,000), payable as follows:

(i)  At the Closing, Buyer shall pay to Seller an amount in cash equal to Eight Million Dollars ($8,000,000) (the “Initial Payment”); and

(ii)  In addition, on each of August 14, 2006, September 14, 2006 and October 14, 2006, Buyer shall pay to Seller an amount equal to Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($666,666.66) (the “Additional Payments”) if, and only if, Seller and Seller’s management, including Seller’s Shareholder and the Pharmacist-in-Charge, have during the three (3) month period from the Closing Date through October 14, 2006 provided during normal business hours such reasonable assistance to Buyer as Buyer from time to time has requested to transition the HIV/AIDS Business and the Acquired Assets to Buyer, by (A) writing a mutually satisfactory letter to Seller’s former HIV customers regarding the Buyer’s acquisition of the Acquired Assets (substantially in the form attached as Exhibit A), (B) contacting such customers by telephone to advise them of the transition to Buyer and assisting such customers with any questions they may have, (C) coordinating with Buyer’s information technology personnel the downloading of customer records and information, and (D) participating in meetings between Buyer and physicians, clinics and other referral sources; and

(b)  Within five (5) Business Days following the Inventory Date, in consideration for the Inventory, Buyer shall pay to Seller an amount equal to Seller’s acquisition cost of the Inventory (as calculated by Buyer and Seller based on documentation provided by Seller to Buyer) as of the Inventory Date, in each case only to the extent that such Inventory conforms to the representation contained in Section 4.6 (the “Inventory Payment” and, collectively with the Initial Payment and the Additional Payments, the “Purchase Price”). Any Purchase Price payable under this Agreement shall be paid in cash, in immediately available funds, via bank wire transfer per Seller’s written instructions.

(c)  Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and prompt performance of Buyer’s obligation under this Agreement to pay the Purchase Price. Guarantor’s liability under this Section 2.2(c) is unconditional and shall not in any manner whatsoever be deemed to be affected or impaired by any waiver, forbearance, extension of time, amendment, or modification of any of the provisions of this Agreement, provided that Guarantor may assert any and all defenses, counterclaims and set-offs that Buyer could assert under this Agreement. Seller may, upon notice to Guarantor, enforce this Section 2.2(c) against Guarantor and it shall not be necessary to enforce this Agreement against Buyer before proceeding under this Agreement against Guarantor. Demand, protest and presentment for payment are hereby waived.

2.3     Allocation of Purchase Price. The Purchase Price for the Acquired Assets shall be allocated for federal, state, local and foreign tax purposes by each party among the Acquired Assets as mutually determined by Seller and Buyer, in compliance with applicable laws and generally accepted accounting principles, and based upon the appraisal performed by The Mentor Group, Inc. (at Buyer’s sole cost and expense). Each of Buyer and Seller shall have access to information, and an opportunity to participate in discussions regarding the appraisal, in each case in a manner consistent with The Mentor Group, Inc.’s customary processes, procedures and guidelines for appraisals of this type. For all pertinent tax purposes, each party hereto shall report the purchase and sale provided for, and with the characterization given these transactions in this Agreement, to taxing authorities on a basis consistent with such allocation, and each party agrees not to take a position inconsistent with such allocation. After the Closing, Seller and Buyer each shall timely file form 8594 with the IRS detailing this allocation. In the event that Buyer determines, subject to Seller's reasonable approval, that any adjustments to such allocation are necessary, Seller shall make such modifications as are necessary, reporting the same on Seller's form 8594 (if required) or any tax report or return filed or to be filed by Seller in order to conform to Buyer's allocation as adjusted.

ARTICLE III

CLOSING

3.1     The Closings. Subject to the terms and conditions of this Agreement, the Closing of the purchase and sale of the Acquired Assets (the “Closing”) shall occur on July 14, 2006 (the “Closing Date”), at the offices of Buyer’s counsel, Nixon Peabody LLP, 990 Stewart Avenue, Garden City, New York, and shall be effective as of 12:01 a.m. on July 15, 2006.

3.2     Obligations of Seller.At the Closing, Seller shall deliver to Buyer the following:

(a)  A bill of sale, in customary form, duly executed by Seller.

(b)  Copies of the resolutions of the Board of Directors and Shareholder of Seller certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)  Any required consents to the assignment to Buyer of each of the Acquired Assets.

(d)  Such other instruments of assignment and conveyance as may be necessary or appropriate to fully and effectively transfer to Buyer the Acquired Assets.

(e)  All of the other documents and instruments required to be delivered by Seller.

3.3     Obligations of Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)  The Initial Payment.

(b)  Copies of the resolutions of the Board of Directors of Buyer certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)  All of the other documents and instruments required to be delivered by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND SELLER’S BUSINESS

Seller, Seller’s Shareholder and the Pharmacist-in-Charge hereby represent and warrant to Buyer, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Seller has no Affiliates, subsidiaries or equity interest in any other Person. Seller is duly qualified and in good standing as a New York corporation and has all requisite corporate power and authority to do business in the State of New York, which jurisdiction is the only jurisdiction wherein the character of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary. Seller’s Shareholder owns all the issued and outstanding capital stock of Seller. Neither Seller’s Shareholder nor the Pharmacist-in-Charge, directly or indirectly, owns any equity or other interest in any HIV/AIDS Business, other than Seller and other than passive investments in publicly-traded companies.

4.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings related hereto to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller, Seller’s Shareholder and the Pharmacist-in-Charge and constitutes the legal, valid and binding obligations of Seller, Seller’s Shareholder and the Pharmacist-in-Charge, enforceable against Seller, Seller’s Shareholder and the Pharmacist-in-Charge in accordance with its terms.

4.3 No Breach. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Certificate of Incorporation or Bylaws of Seller; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under any leases, agreements, instruments, arrangements, contracts, commitments or understandings, written or oral, to which Seller is a party or by which Seller or any of the Acquired Assets is bound (collectively, the “Contracts”); (c) result in the creation of, or give any party the right to create, any Encumbrance upon any of the Acquired Assets; (d) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (e) to the best of Seller’s knowledge, conflict with or violate any statute, law or regulation applicable to Seller or any of the Acquired Assets; or (f) to the best of Seller’s knowledge, require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority, or other third party.

4.4  Sales Information. In the four (4) month period ended June 30, 2006, Seller filled HIV/AIDS-related prescriptions for at least one thousand twenty (1,020) different HIV/AIDS patients.

4.5  Absence of Certain Changes or Events. Since December 31, 2005: the HIV/AIDS Business has been conducted and the Acquired Assets have been acquired and operated only in the ordinary and usual course consistent with past practice; neither the HIV/AIDS Business nor the Acquired Assets have suffered any event or condition that has had a Material Adverse Effect; and Seller is not aware of any event or condition that has occurred or would reasonably be expected to occur that could result in a Material Adverse Effect.

4.6  Acquired Assets. Seller has good and freely transferable title to all of the Acquired Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell and transfer the Acquired Assets to Buyer in accordance with the terms hereof. All items included in the Inventory consist of a quality and quantity usable and saleable in the ordinary course of business of Seller, and are not slow moving, damaged, below-standard quality or in excessive quantities.

4.7 Contracts and Commitments. Seller has no written Contracts relating to the HIV/AIDS Business.

4.8 Litigation, Etc. There has not been in the five (5) years prior to the date hereof, nor is there currently, any claim, action, suit, inquiry, proceeding or, to the best of Seller's knowledge, investigation of any kind or nature whatsoever, by or before any court or governmental or other regulatory or administrative agency, commission or tribunal brought, asserted or initiated by Seller, or pending or, to the best of Seller's knowledge, threatened against or involving Seller and relating to or affecting the HIV/AIDS Business. To the best of Seller’s knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation. Seller is not subject to any judgment, order or decree.

4.9 Compliance with Law. To the best of Seller’s knowledge, Seller is and has been conducting the HIV/AIDS Business and owning and operating all of the Acquired Assets in compliance in all material respects with all applicable laws, rules, regulations, orders, codes, ordinances, authorizations, judgments and decrees, of all federal, state, local, foreign or other governmental or regulatory authorities. Seller and each of its employees or agents providing services at the pharmacy, as applicable, (a) hold all permits, licenses, registrations, franchises, certificates, concessions and other governmental approvals and authorizations (the “Licenses and Permits”) required for the operation of the HIV/AIDS Business, including, without limitation, all Licenses and Permits required by federal, state and local law and all applicable regulatory agencies, and (b) are in compliance in all material respects with all applicable laws, regulations and agreements, including without limitation the Health Insurance Portability and Accountability Act of 1996 as it relates to the maintenance of customer and patient lists and records of the HIV/AIDS Business. All such Licenses and Permits are in full force and effect and Seller is not in default in any respect with respect to any such Licenses and Permits. No notice from any authority with respect to the revocation, termination, suspension or limitation of any such Licenses and Permits has been issued or given, nor is Seller aware of the proposed or threatened issuance of any such notice.

4.10 Finders. Neither Seller, nor any of its Affiliates, nor any of Seller’s directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or any of its Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

4.11 Related Party Transactions; Intercompany Accounts. There are no Contracts between Seller, on one hand, and any shareholder, director, officer, employee, consultant or Affiliate of Seller (each, a “Related Party”), on the other, related to the HIV/AIDS Business. There have been no transactions during the prior eighteen (18) months between Seller, on one hand, and any Related Party, on the other, related to the HIV/AIDS Business.

4.12 Tax Matters. All Taxes that are due or payable by Seller, whether or not disputed by Seller, have been paid in full. All tax returns to be filed in connection with Taxes have been accurately prepared and duly and timely filed (it being understood that tax returns for 2005 are on extension). Attached as Schedule 4.12 are true, complete and accurate copies of Seller’s Federal and state income tax returns for 2002, 2003 and 2004.

4.13 Improper Payments. Neither Seller, nor any of Seller’s officers and employees nor, to the best of Seller’s knowledge, Seller’s agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the HIV/AIDS Business.

4.14 Payment Programs. Neither Seller, nor any of its officers or employees, nor, to the best knowledge of Seller, agents have received written notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare program, any other federally funded health care program or any other third party payor (collectively, the “Payment Programs”). Seller has valid and current provider agreements with the Payment Programs. Seller is in compliance in all material respects with the conditions of participation for the Payment Programs. Neither Seller, nor any of Seller’s officers or employees, nor, to the best knowledge of Seller, agents have received written notice that a Payment Program has requested or threatened any recoupment, refund or set-off from Seller, or imposed any fine, penalty or other sanction on Seller, nor has Seller been excluded from participation in a payment program. Seller has not submitted to a Payment Program any false or fraudulent claim for payment, nor has Seller at any time violated in any material respect any condition for participation, or any published rule, regulation, policy or standard of a Payment Program.

4.15   Fraud and Abuse. Neither Seller, nor any of Seller’s officers or employees, nor, to the best knowledge of Seller, agents, have engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

4.16  Physician Self-Referrals. Seller’s operations relating to the HIV/AIDS Business are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations. Neither Seller, nor any of Seller’s officers or employees, nor, to the best knowledge of Seller, agents, have engaged in any activities that may violate such statutes or regulations.

4.17 Controlled Substances. Seller has not engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

4.18 Referrers and Suppliers. Schedule 4.18 hereto sets forth a list of Seller’s fifteen largest referral sources and suppliers of inventory in order of dollar volume of referrals and purchases, respectively, during its last three fiscal years, in each case related to the HIV/AIDS Business. There has not been any adverse change and there are no facts known to Seller which may reasonably be expected to indicate that any adverse change may occur in the business relationship of Seller or, after the Closing, Buyer with any supplier or referral source named on Schedule 4.18.

4.19 Disclosure. No representation, warranty or other statement by Seller, Seller’s Shareholder or the Pharmacist-in-Charge herein or made in writing in connection herewith contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1     Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

5.2     Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings related hereto to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

5.3     No Breach. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated herein will: (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any material agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound; (c) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (d) conflict with or violate any material statute, law or regulation applicable to the business of Buyer; (e) require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority; or (f) to the best of Buyer’s knowledge, require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority, or other third party.

5.4     Finders. Neither Buyer, nor any of its Affiliates, nor any of their respective directors or officers, has taken any action that, directly or indirectly, would obligate Seller or any of its Affiliates to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

5.5         Disclosure. The public filings of Guarantor made by Guarantor since January 1, 2006 under the Securities and Exchange Act of 1934, as amended, do not contain an untrue statement of a material fact, nor omit to state a material fact necessary to make the statements contained therein not misleading. No representation, warranty or other statement by Buyer herein or made in writing in connection herewith contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS

6.1     Obtaining Consents. Buyer and Seller shall use all reasonable efforts to obtain all consents, approvals and waivers, if any, from, and give all notices to, and make all declarations, filings and registrations with, any governmental and regulatory agencies and other third parties that are required to consummate or are otherwise related to the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with one another and supply such assistance as may be reasonably requested by each in connection with the foregoing.

6.2     Transfer and Retention of Records. Except as may be required for tax purposes or other regulatory purposes, neither Seller, nor any of its respective successors and assigns, will retain any document, databases or other media embodying any confidential or proprietary information relating to the HIV/AIDS Business or use, publish or disclose to any third person any such confidential or proprietary information relating to the HIV/AIDS business; provided, however, that Seller shall be entitled to retain copies of any of the foregoing (and have access to the same after the Closing) to the extent necessary in connection with prosecuting or defending any matter not assumed by Buyer or any other appropriate business purpose. Seller shall take all actions requested by Buyer to transfer records relating to Seller’s business to Buyer, which may include making duplicate copies of any records retained by Seller in the form of paper or electronic media.

6.3     Employee Matters. Buyer shall not assume or be responsible in any way for the obligations, liabilities or responsibilities (a) of any Employee Benefit Plan of Seller, (b) of Seller, any Affiliate of Seller or any fiduciary under, arising from, or with respect to any Employee Benefit Plan of Seller or (c) to any of Seller's officers, directors, employees and agents, arising from or related to the transactions contemplated by this Agreement. Buyer shall not be deemed to be a successor employer with respect to the employment of any employee of Seller or with respect to any of Seller's Employee Benefit Plans. Buyer shall not be obligated to offer employment to any or all of Seller’s employees.

6.4     Further Assurances. Buyer and Seller shall, and shall cause their respective Affiliates to, at the request and the expense of the other, execute and deliver such other instruments of conveyance and transfer and assumption and take such other action as may be reasonably requested so as to consummate the transactions contemplated hereby or otherwise to consummate the intent of this Agreement. Without limiting the generality of the foregoing, the Seller will, and will cause its management to, execute management representation letters, forms of which are attached as Exhibit B, reasonably requested by Buyer’s outside auditors in connection with the audit of Seller or otherwise as is required by applicable securities laws.

6.5     Certain Covenants of Seller. Seller hereby covenants that (unless Buyer otherwise gives its written approval in its sole discretion) Seller shall at its sole cost and expense take the actions set forth below:

(a)  Within thirty (30) days after the Closing, Seller shall pay or otherwise discharge (in full, without discount or compromise) all the Excluded Liabilities related to the HIV/AIDS Business.

(b)  After the Closing, Seller shall afford Buyer, its attorneys, accountants, consultants and representatives, free and full access to the Acquired Assets and books and records of Seller relating thereto, at all reasonable times upon reasonable notice and during normal business hours, and shall provide to Buyer and its representatives such additional financial and operating data and other information as Buyer shall from time to time reasonably request.

(c)  After the Closing, Seller shall use its best efforts to preserve for Buyer the goodwill of its customers and suppliers, and shall do all things reasonably requested by Buyer for such purpose. Without limiting the generality of the foregoing, the parties acknowledge that, after the Closing, certain “walk-in” HIV customers of Seller shall continue to request that Seller fill their prescriptions for HIV/AIDS-related medications. Seller shall advise each such customer of the acquisition by Buyer of the HIV/AIDS Business. In addition, Seller agrees that it shall continue to fill such customers’ prescriptions for HIV/AIDS-related medications out of inventory on hand at the Closing, until such time as Buyer notifies Seller that Seller may no longer sell inventory related to the HIV/AIDS Business.

(d)  After the Closing, Seller shall promptly advise Buyer in writing of the commencement or threat against Seller of any suit, litigation or legal proceeding that relates to or might affect the Acquired Assets.

(e)  Within fifteen (15) days after the Closing Date, cause its legal counsel to deliver a legal opinion in customary form, covering the items set forth on Exhibit C.

6.6     Financial Statements. After the Closing, upon Buyer’s request, Seller shall request its accountant to produce and deliver to Buyer, as soon as practicable, compiled financial statements for the HIV/AIDS Business for the years ending December 31, 2003, 2004 and 2005, and the six months ended June 30, 2006. Seller shall request that the accountant use its reasonable efforts to produce them in accordance with GAAP. Seller shall request that such financial statements, when produced and delivered, (i) be prepared from the books and records of Seller, and completely and accurately reflect all financial transactions of Seller related to the HIV/AIDS Business, including, without limitation, the accounts receivable, accounts payable and revenue of Seller for the periods covered by and as at the dates of such financial statements; and (ii) be true and correct, and present fairly the financial condition of the HIV/AIDS Business and the results of its operation for the periods covered by, and as at the dates of, each of such financial statements. In addition, Seller shall request its accountants to assist McGladrey & Pullen in the timely preparation of audited financials for the HIV/AIDS Business. Buyer shall pay to Seller's accountants up to Thirty Thousand Dollars ($30,000) for such services. Buyer acknowledges that Seller has not historically kept separate books and records for the HIV/AIDS Business and its other businesses. For the sake of clarity, Buyer acknowledges that it shall have no claim that Seller has breached its obligations under this Section 6.6 if its accountants or McGladrey & Pullen cannot prepare such financial statements, provided that Seller shall use its commercially reasonable efforts to assist its accountants and McGladrey & Pullen in this regard, including by provided them with access to its books and records and providing such other assistance and cooperation as may from time to time reasonably be requested of Seller by Buyer or such accountants.

ARTICLE VII

RESTRICTIVE COVENANTS

7.1     Non-Competition. Seller, Seller’s Shareholder and the Pharmacist-in-Charge hereby agree that as a material inducement to Buyer to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Seller’s Shareholder and the Pharmacist-in-Charge covenant and agree that it, and each of Seller’s officers, directors and Affiliates, and each of Seller’s Shareholder’s and the Pharmacist-in-Charge’s respective Affiliates and immediate family members, shall not, (a) for the period from the date hereof until five (5) years following the Closing Date (the “Restricted Period”), directly or indirectly, on its own behalf or in the service of or on the behalf of others, as a director, trustee, owner (except as the owner of less than two percent (2%) of the outstanding stock of a publicly held corporation), employee, consultant, advisor, independent contractor or in any other capacity, engage in the business of operating, within fifty (50) miles of Seller’s present pharmacy in Brooklyn, New York (the “Restricted Territory”) a pharmacy that services or treats, or markets or sells AIDS/HIV products to, AIDS/HIV patients, except as expressly permitted by Section 6.5(c), or (b) for the period from the date hereof until three (3) years following the Closing Date, directly or indirectly, permit a pharmacy that services or treats, or markets or sells AIDS/HIV products to, AIDS/HIV patients to operate at the location of Seller’s present or future pharmacy in Brooklyn, New York, or cooperate with or assist any Person to engage in any such activities, including without limitation by (i) selling or otherwise transferring its business and assets (which may include its real property interest or a license to use same) to any Person that may or is permitted to engage in any such activities and/or (ii) cooperating with or otherwise assisting any other Person to acquire a license to so engage in any such activities. For the sake of clarity, a pharmacy “services or treats, or markets or sells AIDS/HIV products to, AIDS/HIV patients” if it either derives more than one percent (1%) of its revenues from the sale of AIDS/HIV services or products or in any way is marketing its AIDS/HIV services or products specifically to the AIDS/HIV community.

7.2     Non-Interference. Seller, Seller’s Shareholder and the Pharmacist-in-Charge further agree that, during the Restricted Period and within the Restricted Territory, Seller, Seller’s Shareholder and the Pharmacist-in-Charge will not, directly or indirectly; (a) induce any former customer of or referrer of customers to Seller or customer of or referrer of customers to Buyer to patronize any Person who competes with Buyer; (b) request or advise any former customer of or referrer of customers to Seller or customer of or referrer of customers to Buyer to withdraw, curtail or cancel such Person’s business with Buyer; (c) enter into any contract, the purpose or result of which would benefit such Seller if any former customer of or referrer of customers to Seller or customer of or referrer of customers to Buyer were to withdraw, curtail, or cancel such customer’s or referrer’s business with Buyer; or (d) disclose to any other Person the names or addresses of any former customer of or referrers of customers to the HIV/AIDS Business or customer of or referrers of customers to Buyer, either individually or collectively.

7.3 Acknowledgements. If the provisions of this Article VII are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin Seller, Seller’s Shareholder and the Pharmacist-in-Charge, and their respective Affiliates, from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, Seller, Seller’s Shareholder and the Pharmacist-in-Charge agree that it would be virtually impossible for Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. If any restriction contained in this Article VII is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Buyer, Seller, Seller’s Shareholder and the Pharmacist-in-Charge agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable laws. The parties further agree that the remaining restrictions contained in this Article VII shall be severable and shall remain in effect and shall be enforceable independently of each other. Seller, Seller’s Shareholder and the Pharmacist-in-Charge specifically acknowledge, represent and warrant that the covenants set forth in this Article VII are reasonable and necessary to protect the legitimate interests of Buyer, and that Buyer would not have entered into this Agreement or paid the Purchase Price in the absence of such covenants. The Pharmacist-in-Charge specifically acknowledges that he is Seller’s Shareholder’s spouse and will benefit financially from the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1     Survival of Representations and Warranties.  All representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing for the applicable statute of limitations.

8.2     Indemnification by Seller and Seller’s Shareholder. Seller and Seller’s Shareholder shall indemnify and save Buyer and its Affiliates, their respective directors, officers, employees, agents and representatives and all of their successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys' fees) (collectively, “Losses”) asserted against, imposed upon or incurred by Buyer Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Seller, Seller’s Shareholder or the Pharmacist-in-Charge contained herein; (b) any breach of any covenant or obligation of Seller contained herein; (c) any liability of Seller arising out of events occurring, conditions existing, products sold or activities of Seller; (d) noncompliance with any applicable bulk sales or similar laws (including laws which may impose transferee liability on Buyer or an Affiliate of Buyer or create Encumbrances on the Acquired Assets relating to Seller's liability for sales, use or other taxes or withholdings arising out of the operations of Seller); and (e) any liability arising out of or related to Seller’s business prior to Closing, or the assertion against a Buyer Claimant of a claim which, if valid, would constitute a liability arising out of or related to Seller’s business prior to Closing.

8.3     Indemnification by Buyer. Buyer shall indemnify and save Seller and its respective Affiliates and their respective directors, officers, employees, agents and representatives (collectively “Seller Claimants” and individually a “Seller Claimant”) harmless from and defend each of them from and against any and all Losses asserted against, imposed upon or incurred by Seller Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained herein; (b) any breach of any covenant or obligation of Buyer contained herein; (c) any liability of Buyer arising out of events occurring, conditions exisiting, products sold or activities of Buyer; and (d) except as described in Section 8.2 above, Buyer's ownership of the Acquired Assets and operation of its business from and after the Closing Date.

8.4     Indemnification Procedures.

(a)  The rights and obligations of each party claiming a right to indemnification hereunder (“Indemnitee”) from the other party (“Indemnitor”) shall be governed by the following rules:

(i)  The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim.

(ii)  In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, then upon the written acknowledgment by the Indemnitor within thirty (30) days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after thirty (30) days prior written notice to the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor.

(iii)  In addition, in any event specified in clause (B) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

(iv)  The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(v)  The Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend, without Indemnitee's consent, unless the Indemnitor fully indemnifies the Indemnitee for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee.

ARTICLE IX

MISCELLANEOUS

9.1     Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in this Agreement and except that all sales, transfer and other similar taxes, levies and charges that may be imposed, levied or assessed in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.

9.2     Amendment. This Agreement may not be terminated, amended, altered or supplemented except by a written agreement executed by the parties hereto.

9.3     Entire Agreement. This Agreement, including the schedules hereto, and the instruments and other documents delivered pursuant to this Agreement, contain the entire agreement of the parties relating to the subject matter of this Agreement and supersede all other agreements and understandings of any kind between the parties respecting such subject matter. Each and every representation, warranty and covenant shall be deemed to include the information contained in the schedules thereto.

9.4     Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

9.5     Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any Person shall be in writing, and any such communication shall become effective five (5) Business Days after being deposited in the United States mails, certified or registered (return receipt requested), with appropriate postage prepaid for first class mail or, if delivered by hand or courier service or in the form of a telex, telecopy or telegram, when received (if received during normal business hours on a Business Day, or if not, then on the next Business Day thereafter), and shall be directed to the following address or telex or telecopy number:

If to Seller:

St. Jude Pharmacy & Surgical Supply Corp.
122 St. Nicholas Avenue
Brooklyn, New York 11237
Telecopier: 718-417-3621

With a copy to:

Danziger & Markhoff
123 Main Street
White Plains, New York
Attention: Gregory R. Tapfar, Esq.
Telecopier: 914-948-1706

If to Buyer:

MOMS Pharmacy of Brooklyn, Inc.
c/o Allion Healthcare, Inc.
1660 Walt Whitman Road
Melville, New York 11747
Attention: Mr. Mike Moran
Telecopier: 631-249-5863

With a copy to:

Nixon Peabody LLP
990 Stewart Avenue
Garden City, New York 11530
Attention: Allan H. Cohen
Telecopier: 866-947-2070

or to such other address as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

9.6     Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same document.

9.7     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to applicable principles of conflict of laws that might otherwise govern.

9.8     Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign or transfer this Agreement nor any right or obligation hereunder by operation of law or otherwise without the consent of the other party.

9.9     Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

9.10     Headings. The headings contained in this Agreement (including the schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11     No Agency. Neither party hereto shall be deemed hereunder to be an agent of, or partner or joint venture with, the other party hereto.

9.12     Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.13     Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Acquired Assets will not pass to Buyer until the Acquired Assets are transferred at the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

SELLER:

ST. JUDE PHARMACY & SURGICAL SUPPLY CORP.

By:______________________________________
Authorized Officer

SELLER’S SHAREHOLDER:

                              ________________________________________
MILLIE CHERVIN

PHARMACIST-IN-CHARGE:

                                ________________________________________
MITCHELL CHERVIN

BUYER:

MOMS PHARMACY OF BROOKLYN, INC.

By:______________________________________
Michael Moran
President and Chief Executive Officer

GUARANTOR:

ALLION HEALTHCARE, INC.

By:______________________________________
Michael Moran
President and Chief Executive Officer

EXHIBIT C

1.  Seller has been duly organized and is validly existing and in good standing under the laws of the State of New York. Seller has the power and authority to own, lease and operate its properties and to conduct its business as it is presently conducted. Seller’s Shareholder are the only shareholders of Seller.

2.  Seller, Seller’s Shareholder and the Pharmacist-in-Charge have the power and authority to execute, deliver and perform, and has taken all action necessary to execute, deliver and perform the Agreement. Seller, Seller’s Shareholder and the Pharmacist-in-Charge have duly executed and delivered the Agreement.

3.  The Agreement constitutes the valid and binding obligation of Seller, Seller’s Shareholder and the Pharmacist-in-Charge, enforceable against such Person in accordance with its terms.

4.  The execution and delivery of the Agreement, and the consummation by Seller, Seller’s Shareholder and the Pharmacist-in-Charge of the transactions contemplated by the Agreement, do not, with or without the giving of notice or the lapse of time or both, violate (a) the articles of incorporation or bylaws of Seller, or (b) any Federal or state law or regulation applicable to Seller, Seller’s Shareholder or the Pharmacist-in-Charge.

5.  No registration, approval, authorization, consent, notice or other action by, or filing with, any Federal or state governmental authority is required on the part of Seller, Seller’s Shareholder or the Pharmacist-in-Charge in connection with the execution and delivery of the Agreement, or the consummation by Seller, Seller’s Shareholder or the Pharmacist-in-Charge of the transactions contemplated by the Agreement, or if required, such appropriate action has been taken.